Exhibit 10.8

JFL Capital Management

1415 Ranch Road 620 South, Suite 201

Lakeway, Texas 78734

August 15, 2020

Anebulo Pharmaceuticals

Re:	Premises at 1415 Ranch Road 620 South
Lakeway, Texas 78734
(“Leased Premises”)

Daniel:

We are the tenant of the Leased Premises, leased by us from Prosperity Bank (“Lessor”), in accordance with the covenants, agreements, terms, provisions and conditions of leases (“Leases”) for the Leased Premises.

This letter confirms our sublease agreement with you concerning your sublease of a portion of the Leased Premises.

We hereby sublet to you a portion of the Leased Premises, which right shall commence on the date hereof and shall terminate one day prior to the expiration of the Lease. You shall use and occupy the portion of the Leased Premises for your general corporate and business purposes. You shall not permit any other user or occupant without our consent. Your use of a portion of the Leased Premises pursuant to this sublease agreement shall conform in all respects to the Lease and you shall not do nor permit any use or activity which would constitute a breach of the Lease or permit Lessor to declare a default under the Lease.

We shall have the right to permit other affiliates or subsidiaries to use and occupy portions of the Leased Premises or to enter into other subleases with respect thereto without your consent.

Your use and occupancy of the Leased Premises pursuant to this sublease agreement shall be on an “as is” basis we shall have no obligation to perform any alterations or install any improvements to any portion of the Leased Premises.

You shall advise us of any repair or restoration which may be required from time to time in any portion of the Leased Premises so that we may notify Lessor and obtain performance of Lessor’s obligations under the Lease.

You shall pay to us as rent hereunder an amount equal to a proportionate share of our annual rental and all other payments made by us as additional rent or utility costs under the Lease equal to the proportion of the square footage of the Leased Premises that you use and occupy under this agreement to the total square footage of the Leased Premises. These rental amounts shall be paid by you to us from time to time as such costs are incurred by us and billed to you.

You shall pay all insurance costs and costs arising from or related to compliance with laws or regulations applicable to your use and occupancy of a portion of the Leased Premises as provided for herein. Any insurance coverage provided by you shall conform to the Lease and shall cover any interests of Lessor and of the undersigned.

Please countersign this letter to confirm your agreement.

Very truly yours,

/s/ Joseph F. Lawler
Joseph F. Lawler
JFL Capital Management

AGREED TO:

Anebulo Pharmaceuticals

By:	/s/ Daniel Schneeberger
Name:	Daniel Schneeberger
Title:	CEO

Monthly sub-lease
Anebulo	Sq Ft	Rate	Cost
Office 1	169	$2.670	$451.23
Common space @ 50%	563	$1.335	$751.61
Monthly insurance	450.5	$0.03	$14.63
Total			$1,202.84

August 1, 2022

Joseph Lawler

JFL Capital Management LLC

Re: Amendment 1 to Sublease Agreement dated August 15, 2020

Dear Joe,

This is Amendment 1 to the office sublease agreement dated August 15, 2020 between Anebulo Pharmaceuticals, Inc. (“Anebulo’) and JFL Capital Management LLC (“JFL’).

The monthly rent payable is hereby increased to $1,262.98, effective August 1, 2022.

All other lease terms remain unaffected by this amendment.

Sincerely,

/s/ Simon Allen
Simon Allen, CEO
Anebulo Pharmaceuticals, Inc.

Agreed and accepted:

/s/ Joseph Lawler
Joseph Lawler, Managing member
JFL Capital Management LLC